Exhibit 99.1
Royal Bancshares of Pennsylvania, Inc. Announces 3rd Quarter Results
NARBERTH, PA — Royal Bancshares of Pennsylvania, Inc. (“Royal”) (NASDAQ: RBPAA), the holding company for Royal Bank America and Royal Asian Bank, announced results for the third quarter of 2008.
Net loss for the three months ended September 30, 2008 was $12.0 million or $0.90 basic and diluted loss per share, compared to a net loss of $9.2 million or $0.69 basic and diluted loss per share for the same period in 2007. Net loss for the nine months ended September 30, 2008 was $10.8 million or $0.81 basic and diluted loss per share, compared to a net loss of $2.9 million or $0.21 basic and diluted loss per share for the same period in 2007. Consolidated total assets ended September 30, 2008 were $1.2 billion, compared to $1.3 billion at December 31, 2007.
Comments from Robert R. Tabas, Chairman, Royal Bancshares of Pennsylvania, Inc.:
Despite results for this quarter, we remain significantly “well-capitalized” and confident regarding the safety and soundness of our institutions. We continue to enjoy an enviable capital position, which has allowed us to weather the impact of the current economic climate better than a broad number of financial institutions.
A significant portion of our loss for the quarter was the direct result of specific market events, namely the demise of Lehman Brothers and Washington Mutual, which impacted many financial institutions. Setting aside these impairments, income levels were comparable to prior year’s numbers in many categories, a sign that our core business model remains strong.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Real Estate Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. Additional subsidiaries include RBA Leasing, engaged in equipment leasing solutions for small and mid-sized businesses, and RBA Capital, a lender finance company. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Media Contact:
Marc Sanders
Director of Marketing
610.668.4700

FOR IMMEDIATE RELEASE
ROYAL BANCSHARES OF PENNSYLVANIA, INC.

CONDENSED INCOME STATEMENT

	Three Months		Nine Months
	Ended Sept. 30th		Ended Sept. 30th
(in thousands, except for earnings per share)	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$17,632	$22,348	$55,407	$64,905
Interest Expense	9,517	12,250	28,142	36,790

Net Interest Income	8,115	10,098	27,265	28,115
Provision for Loan Losses	5,275	6,896	13,087	7,267

Net Interest Income after Provision	2,840	3,202	14,178	20,848
Non Interest Income	(14,022)	1,847	(10,279)	7,115
Non Interest Expense	7,663	18,857	21,618	32,757

Loss before Taxes	(18,845)	(13,808)	(17,719)	(4,794)
Income Tax Benefit	(6,833)	(4,628)	(6,902)	(1,900)

Net Loss	(12,012)	(9,180)	(10,817)	(2,894)

Loss per share —basic	($.90)	($.69)	($.81)	($.21)
SELECTED RATIOS:

Return on Average Assets	-4.0%	-2.8%	-1.2%	-0.3%
Return on Average Equity	-36.0%	-22.6%	-10.3%	-2.4%
Average Equity to Assets	11.2%	12.3%	11.8%	12.2%
Book Value Per Share	$8.82	$11.17
CONDENSED BALANCE SHEET

(in thousands)	Sept. 30, 2008	Dec. 31, 2007
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$59,590	$10,905
Investment Securities	322,658	531,695
Loans (net)	657,244	625,193
Premises and Equipment (net)	27,641	31,408
Accrued Interest receivable	14,294	15,256
Other Assets	91,059	64,018

Total Assets	$1,172,486	$1,278,475

Deposits	736,974	770,152
Borrowings	268,530	313,477
Other Liabilities	21,886	20,838
Subordinated debentures	25,774	25,774
Minority Interest	2,369	1,867
Shareholders’ Equity	116,953	146,367

Total Liabilities and Shareholders’ Equity	$1,172,486	$1,278,475

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”